Exhibit 10.13

Roku, Inc.
Stock Option Grant Notice
(2017 Equity Incentive Plan)

Roku, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth in this stock option grant notice (this “Stock Option Grant Notice”), in the Option Agreement (the “Agreement”), the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.  If there is any conflict between the terms in this Stock Option Grant Notice, the Agreement and/or the Plan, the terms of the Plan will control.

Optionholder:	«Optionee»
Date of Grant:	«GrantDate»
Vesting Commencement Date:	«VestingCommenceDate»
Number of Shares Subject to Option:	«Shares»
Exercise Price (Per Share):	«Price»
Total Exercise Price:	«TotalExercisePrice»
Expiration Date:	«ExpirDate»

Type of Grant:☐  Incentive Stock Option ☒  Nonstatutory Stock Option

Exercise Schedule:Same as Vesting Schedule

Vesting Schedule:

1/12th of the total Number of Shares Subject to Option will vest on each monthly anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as a Non-Employee Director through the applicable vesting date, provided that, to the extent the Option is not vested on the date of the first annual meeting of the Company’s stockholders following the Vesting Commencement Date, the Option will vest in full on the date of such annual meeting, subject to Optionholder’s Continuous Service as a Non-Employee Director through such vesting date.

Notwithstanding the foregoing, the vesting of this option shall accelerate in full effective immediately prior to the consummation of a Change in Control, subject to Optionholder’s Continuous Service as a Non-Employee Director through such time.

Payment: By one or a combination of the following items (described in the Agreement):

☐ By cash, check, bank draft, wire transfer or money order payable to the Company

☐Pursuant to a Regulation T Program if the shares are publicly traded

☐By delivery of already-owned shares if the shares are publicly traded

☐	Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements:  Optionholder acknowledges receipt of, and understands and agrees to all of the terms and conditions set forth in, this Stock Option Grant Notice, the Agreement and the Plan.  Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Agreement may not be modified, amended or revised except as provided in the Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Roku, Inc.	Optionholder:
By:____________________________________	_______________________________________
Signature	Signature
Title:___________________________________	Date:___________________________________
Date:___________________________________

By providing an additional signature below or by electronically accepting this Agreement pursuant to the Company’s instructions to Optionholder (including through an online acceptance process), Optionholder declares that he or she expressly agrees with the data processing practices described in Section 12 of the Agreement and consents to the collection, processing and use of Data (as defined in Section 12 of the Agreement) by the Company and the transfer of Data to the recipients mentioned in Section 12 of the Agreement, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described in Section 12 of the Agreement.  Optionee understands that, as a condition of receiving the option, Optionholder must provide his or her signature below or electronically accept this option, otherwise the Company may forfeit the option.  Optionholder understands that he or she may withdraw consent at any time with future effect for any or no reason as described in Section 12 of the Agreement.

Optionholder:
________________________________________
Signature

Attachments:  Agreement, 2017 Equity Incentive Plan, and Notice of Exercise

2

Attachment I

Roku, Inc.

2017 Equity Incentive Plan

Option Agreement

(Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Stock Option Grant Notice”) and this Option Agreement (this “Agreement”), Roku, Inc. (the “Company”) has granted you an option under its 2017 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Stock Option Grant Notice at the exercise price indicated in your Stock Option Grant Notice.  The option is granted to you effective as of the date of grant set forth in the Stock Option Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Agreement or in the Stock Option Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Stock Option Grant Notice and the Plan, are as follows:

1.Vesting.  Your option will vest as provided in your Stock Option Grant Notice.  Vesting will cease upon the termination of your Continuous Service as a Non-Employee Director, as described in Section 6 below.

2.Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your option and your exercise price per share in your Stock Option Grant Notice will be adjusted for Capitalization Adjustments.

3.Method of Payment.  You must pay the full amount of the exercise price for the shares you wish to exercise.  You may pay the exercise price in cash or by check, bank draft, wire transfer or money order payable to the Company or in any other manner permitted by your Stock Option Grant Notice, which may include one or more of the following:

(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover,”

(b)Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and whose Fair Market Value is equal to the aggregate exercise price on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4.Whole Shares.  You may exercise your option only for whole shares of Common Stock.

5.Compliance.  In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with all other applicable laws and regulations governing your option, including any U.S. and non-U.S. state, federal and local laws, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

6.Term.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)immediately upon the termination of your Continuous Service for Cause;

(b)the Expiration Date indicated in your Stock Option Grant Notice; and

(c)the day before the tenth (10th) anniversary of the Date of Grant.

For purposes of your option, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing services or the terms of your employment or service agreement, if any) effective as of the date that you cease to actively provide services to the Company as a Non-Employee Director and will not be extended by any notice period (e.g., employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any).  The Board shall have exclusive discretion to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be providing services while on a leave of absence).

7.Exercise.

(a)You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable Tax-Related Items (as defined in Section 9 below) to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any Tax-Related Items.

8.Transferability.  Except as otherwise provided in this Section 8, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable U.S. state law, or comparable non-U.S. laws) while the option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2), or comparable non-U.S. law, that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate or your legal heirs will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

9.Responsibility for Taxes.

(a)You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your option, including, but not limited to, the grant, vesting or exercise of your option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the issuance of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates for Tax-Related Items arising from your option.  In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, (ii) withholding from the proceeds of the sale of shares of Common Stock acquired at exercise of your option and sold either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); and/or (iii) withholding a number of shares of Common Stock that are otherwise deliverable to you upon exercise.

(c)Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d)You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  You acknowledge and agree that the Company may refuse to honor the exercise and refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of the shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

10.Nature of Grant.  In accepting your option, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b)the grant of this option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)this option and the shares of Common Stock subject to this option, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)the future value of the shares of Common Stock underlying the option is unknown, indeterminable, and cannot be predicted with certainty;

(g)if the underlying shares of Common Stock do not increase in value, the option will have no value;

(h)if you exercise the option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or rendering services or the terms of your employment or service agreement, if any);

(j)unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(k)the option and the shares of Common Stock subject to the option, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(l)unless otherwise agreed with the Company, this option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate; and

(m)The following provisions apply only if you are employed or rendering services outside the United States:

(i)the option and the shares of Common Stock subject to the option, and the income from and value of same, are not part of normal or expected compensation for any purpose; and

(ii)neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the option or of any amounts due to you pursuant to the vesting or exercise of the option or the subsequent sale of any shares of Common Stock acquired upon exercise of the option.

11.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12.Data Privacy. As per standard Human Resources practices in the United States, the Company and the Employer process certain personal information about you for a number of purposes in connection with your services, including the implementing, administering and managing of the Plan. The personal information that we process in connection with the Plan typically includes your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, compensation, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your  favor (“Data”). The Company will process the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

Stock Plan Administration Service Providers.  The Company will disclose Data to E*TRADE Financial Corporate Services, Inc. (including its affiliated companies) (collectively, the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan.  The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner.  The Designated Broker may require you to enter into additional terms or provide you with additional notice about their handling of your personal information, or both. For more information about the Designated Broker's data privacy practices https://us.etrade.com/l/f/privacy-statement.

For more information about the Company and Employer’s processing of your personal information, including information about your rights over the Data, please refer to Roku Human Resources.

13.Right of Repurchase.  The Company will have the right to repurchase all of the shares of Common Stock you acquire pursuant to the exercise of your option upon termination of your Continuous Service for Cause.  Such repurchase will be at the exercise price you paid to acquire the shares and will be effected pursuant to such other terms and conditions, and at such time, as the Company will determine.

14.Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or of the Company to continue your service.  In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.  Finally, the grant of the option shall not be interpreted as forming an employment or service contract with the Company.

15.Notices.  Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (i) the date of personal delivery, (ii) delivery via electronic means, or (ii) for deliveries within the U.S., the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed to the Company at its primary executive offices, attention: Stock Plan Administrator, and addressed to you at your address as on file with the Company at the time notice is given, (iv) for deliveries outside the United States, the date that is seven (7) days after deposit with the applicable jurisdiction’s official mail service, with postage and fees prepaid, or (v) the date that is one (1) day after deposit with a reputable overnight courier, with shipping charges prepaid.

16.Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.  In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The U.S. Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

17.Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

18.Voting Rights.  You will not have voting or any other rights as a shareholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you.   Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company.  Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19.Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.Language.  If you have received this Agreement, or any other document related to this option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.  You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement.

21.Insider Trading Restrictions/Market Abuse Laws.  You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the U.S. and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options) or rights linked to the value of shares of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information.  Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include Company employees, and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  You acknowledge that it is your responsibility to comply with any applicable restrictions and you should speak with your personal legal advisor on this matter.

22.Foreign Asset/Account and Tax Reporting, Exchange Controls.  Your country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country.  You understand that you may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt.  In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock.  You acknowledge that you are responsible for complying with all such requirements, and that you should consult personal legal and tax advisors, as applicable, to ensure compliance.

23.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Governing Law/Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Santa Clara County, State of California, and no other courts, where this grant is made and/or to be performed.

25.Miscellaneous.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

***

This Agreement will be deemed to be signed by you upon the signing by you or otherwise by your acceptance of the Grant Notice to which it is attached.